UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 13, 2025

MACROGENICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware		001-36112	06-1591613
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

9704 Medical Center Drive
Rockville,	Maryland	20850
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (301) 251-5172

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	MGNX	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Eric Risser as President, Chief Executive Officer and Director

Effective as of August 13, 2025 (the “Effective Date”), the Board of Directors (the “Board”) of MacroGenics, Inc. (the “Company”) appointed Eric Risser to serve as President and Chief Executive Officer. In connection with his appointment, the Board elected Mr. Risser to serve on the Board as a Class I director, with a term expiring at the 2026 annual meeting of stockholders. Mr. Risser previously served as the Company’s Chief Operating Officer. Mr. Risser became the Company’s principal executive officer on the Effective Date.

In connection with his promotion to President and Chief Executive Officer, Mr. Risser and the Company entered into an amended and restated employment agreement, dated the Effective Date (the “Amended Employment Agreement”). Under the Amended Employment Agreement, Mr. Risser will receive an annual base salary of $625,000, which is subject to redetermination annually by the Human Capital Management Committee of the Board, and he is eligible to earn annual incentive compensation of up to 60% of his base salary. Mr. Risser was also granted a stock option award to purchase 550,000 shares of the Company’s common stock at an exercise price equal to the closing per-share trading price of the common stock on the Effective Date.

The Amended Employment Agreement provides that, in the event that Mr. Risser’s employment is terminated by the Company without cause or he resigns for good reason, in each case not in connection with a change of control, then he shall be entitled to the following: (i) earned and unpaid base salary through the termination date; (ii) a cash severance equal to 1.0 times his then-current annual base salary plus 1.0 times his target bonus for the year of termination, prorated for the number of days that have elapsed between January 1 of the calendar year of termination and the termination date; (iii) reimbursement for any reimbursable business expenses incurred by him through the termination date; (iv) accrued but unused vacation time as of the termination date cash severance equal to twelve months of base salary, paid in twelve equal monthly installments; and (v) payment of COBRA premiums for up to 18 months.

If Mr. Risser is terminated by the Company without cause or he resigns for good reason, in each case in connection with or in the 12 months following a change of control, then he shall be entitled to the following: (i) earned and unpaid base salary through the termination date; (ii) a cash severance equal to 1.5 times his then-current annual base salary plus 1.5 times his target bonus for the year of termination; (iii) reimbursement for any reimbursable business expenses incurred by him through the termination date; and (iv) accrued but unused vacation time as of the termination date cash severance equal to twelve months of base salary, paid in twelve equal monthly installments; (v) payment of COBRA premiums for up to 18 months and (vi) acceleration of all of his unvested and outstanding equity awards.

The biography for Mr. Risser is contained in the Company’s definitive proxy statement, filed with the SEC on April 11, 2025. There are no arrangements or understandings between Mr. Risser and any other persons, pursuant to which he was promoted to President and Chief Executive Officer, there are no family relationships between Mr. Risser and any of the Company’s directors or other executive officers and there are no transactions between Mr. Risser and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Employment Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2025.

Item 7.01	Regulation FD Disclosures.

On August 13, 2025, the Company issued a press release announcing the executive changes discussed above. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release dated August 13, 2025
104	Cover Page Interactive Data (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2025	MACROGENICS, INC.
By: /s/ Jeffrey Peters Jeffrey Peters Senior Vice President and General Counsel